Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of April 6th, 2013, with Effective Date of January 22, 2013 (the “Effective Date”) by and between Central European Distribution Corporation, Inc., a Delaware corporation (the “Company”), and Ryan Lee (“Lee”).

WHEREAS, the Company desires to employ Lee, and Lee desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Employment.

On the terms and conditions set forth in this Agreement, the Company agrees to employ Lee and Lee agrees to be employed by the Company for the Term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.	Term.

The term of employment of Lee by the Company as provided in Section 1 hereof shall commence as of the Effective Date and continue until June 30, 2015, and shall be automatically extended for one year as of June 30, 2015 and each anniversary thereof (the initial period and any extensions thereof, the “Term”) unless (a) earlier terminated pursuant to Section 8 or 9 hereof or (b) either party delivers written notice of its or his intention not to extend the Term to the other party 90 days before such extension would be effectuated.

3.	Position and Duties.

During the Term, Lee shall serve as Chief Financial Officer of the Company with such duties and responsibilities as the board of directors of the Company (the “Board”) may from time to time determine and assign to Lee. Lee shall devote his best efforts and substantially full business time to the performance of his duties and the advancement of the business and affairs of the Company. Lee acknowledges that it is the intent of the Company that his primary responsibilities shall be in connection with the business of the Company. Not withstanding the foregoing, Lee may serve as a non-executive director of any entity that does not compete with the Company with the written approval of the Chairman of the Board so long as such service does not materially interfere with his duties and responsibilities as set forth herein.

4.	Place of Performance.

In connection with Lee’s employment by the Company during the Term, Lee shall be based in Moscow or Warsaw, depending on the needs of the company. Or such other place as the Company and Lee mutually agree, except for required travel on Company business.

5.	Compensation.

5(a)	Base Salary. During the Term, Lee shall be eligible to receive base salary in accordance with the terms and conditions set forth in Schedule 5(a) attached hereto (the annual base salary in effect from time to time, the “Base Salary”). The Base Salary shall be payable weekly or in such other installments as shall be consistent with the Company’s payroll procedures. The base salary will be subject to a review annually and can be altered by mutual consent

5(b)	Bonus. During each fiscal year of the Term, Lee shall be eligible to receive a cash bonus in accordance with the terms and conditions set forth in Schedule 5(b) attached hereto. Such bonus shall be paid no later than March 15 of the calendar year following the calendar year in which the services relating to such bonus are performed by Lee Bonus or when the audit opinion is issued. Whether a bonus has been achieved will be decided by, and in the sole discretion of, the Board or a committee thereof in accordance with terms and conditions set forth in Schedule 5(b) attached hereto.

5(c)	Equity Awards. During the Term, Lee shall be eligible to receive equity awards in accordance with the terms and conditions set forth in Schedule 5(c) attached hereto; provided, however that in the event that the Company ceases trading its shares on a stock exchange, the parties agree that the equity awards referenced in this Section 5(c) shall be paid to Lee in cash with the same restriction periods and performance levels as set forth in Schedule 5(c).

5(d)	Fringe Benefits. During the Term, Lee shall receive fringe benefits in accordance with the terms and conditions set forth in Schedule 5(d) attached hereto; provided, however that should Lee’s employment be based outside Moscow, such Fringe Benefits shall be subject to review and mutual agreement by the parties.

5(e)	Other Benefits. During the Term, Lee shall be entitled to participate in such other benefit plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company from time to time. Notwithstanding anything herein to the contrary, the Company reserves the right to amend, modify or terminate any compensation or benefit plans, policies or agreements at any time and from time to time in the Company’s discretion, including, without limitation, changing carriers or effectuating modifications in insurance coverage for Lee.

5(f)	Vacation; Holidays. During the Term, Lee shall be entitled to all public holidays observed by the country in which he is based in accordance with Section 4 hereof and shall be entitled to thirty (30) business days per year in accordance with the applicable vacation policies for senior executives of the Company and applicable law, which shall be taken at a reasonable time or times. Further, Lee shall be permitted to work from Cyprus for ten (10) business days per year, at Lee’s sole expense.

5(g)	Withholding Taxes and Other Deductions. The Company shall withhold from any payments to Lee, or with respect to any benefits provided under this Agreement, any applicable taxes or other deductions as the Company determines must be withheld pursuant to applicable law or payroll policies. The Company shall withhold taxes from all payments to Lee under Russian tax residency laws and Lee shall be responsible for all of his own taxes payable in Russia or any other jurisdiction in which he is subject to tax.

5(h)	Payments; Currency of Payments. The Company may elect, in its sole discretion, to pay to Lee part or all of the compensation referenced in this Section 5 through subsidiaries of the Company. If so required under applicable local law, salary and bonus payments as set forth in subsections 5(a) and 5(b) hereof, although denominated in U.S. dollars, shall be payable in Russian rubles, calculated at the official exchange rate of the Central Bank of the Russian Federation effective as of the dates of payment, and paid by wire transfer to Lee’s account with an authorized Russian bank of Lee’s choice.

6.	Expenses.

6(a)	During the Term, the Company shall reimburse Lee for all reasonable expenses incurred by Lee (in accordance with the policies and procedures in effect for senior executives of the Company) in connection with Lee’s services under this Agreement. Lee shall account to the Company for such expenses in accordance with policies and procedures established by the Company.

6(b)	All reimbursements and in-kind benefits provided under the Agreement which are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Lee’s lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.	Restrictive Covenants.

7(a)	Confidential Information.

(a)(i)

Lee shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries all information which is not publicly known or available relating to the Company and its subsidiaries and/or the businesses or investments of the Company or its subsidiaries which is or has been created or obtained by Lee in connection with Lee’s employment by the Company and its subsidiaries, including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans, financial information or operating practices (“Confidential Information”); provided that “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Lee or (ii) is or becomes available to Lee on a non-confidential basis from a source that is not known to Lee to be prohibited from disclosing such information to Lee by a legal, contractual or fiduciary obligation. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Lee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company in writing.

(a)(ii)	All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of the Company and/or the business of any of its subsidiaries, which Lee prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Company and its subsidiaries to be used by Lee only in the performance of his duties for the Company and its subsidiaries and shall not be removed by Lee from the premises of the Company (without the written consent of the Company) during or after the Term unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by Lee, shall be returned to the Company immediately upon termination of Lee’s employment hereunder for any reason, or earlier request by the Company (with Lee retaining no copies thereof nor any notes or other records relating thereto, except for a copy of this Agreement and any equity award agreement).

7(b)	Other Obligations. Lee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Lee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

7(c)	Non-Competition; Non-Solicitation. Lee agrees that during the Term and for a period of one (1) year following the end of the Term for any reason (the “Post-Employment Non-Competition Period”) Lee shall not, directly or indirectly, alone, in association with or as a shareholder, owner, member, principal, agent, partner, officer, director, employee, executive, creditor, contractor, advisor, franchisor, franchisee, agent or consultant of any other organization:

(c)(i)	engage in, become employed by, provide services to, or own, or prepare to engage in, become employed by, provide services or to own any business which operates in Russia, Ukraine, Poland, Hungary or Commonwealth of Independent States, which is in, or involves or relates to providing services to, the business of producing, importing or distributing vodka (the “Competitive Business”);

(c)(ii)	in any manner, solicit, induce, encourage, influence or attempt to solicit, induce encourage or influence, any person who is an officer, executive, employee, independent contractor, vendor or consultant of the Company or any of its subsidiaries or who provides services to or on behalf of the Company or any of its subsidiaries to leave the employ of, or otherwise cease, reduce or alter his, her or its relationship with the Company or any of its subsidiaries; provided that a general solicitation not targeted at any such officer, executive, employee, contractor, vendor or consultant shall not violate this Section 7(c);

(c)(iii)	hire, solicit for employment or work, offer employment or work to or otherwise retain, or attempt to hire, solicit for employment or work, offer employment or work to or otherwise retain, any person who is an officer, executive, employee, independent contractor, vendor or consultant of the Company or any of its subsidiaries or who provides services to or on behalf of the Company or any of its subsidiaries (or, in any case, any such person who held such a role within the two (2) year period preceding the commencement of Lee’s Post-Employment Non-Competition Period), other than any such individual performing a role of administrative assistant or providing entry-level services to the Company; or

(c)(iv)	solicit, induce or encourage, or attempt to solicit, induce or encourage, any customer, client or vendor of the Company or its subsidiaries to (1) reduce, limit the amount of, or alter the terms of business conducted with the Company or its subsidiaries or (2) conduct business with any person or entity engaged in a Competitive Business other than the Company or its subsidiaries.

This Section 7(c) shall not prohibit Lee from owning less than 2% of the common stock of any entity whose common stock is listed on a national exchange, interdealer quotation system, or over-the-counter bulletin board; provided that Lee is not an officer, director, employee, agent or consultant to such entity. If Lee violates any of the provisions of this 7(b), following his termination of employment with the Company or any of its subsidiaries, the computation of the time period provided herein shall be tolled, to the fullest extent permitted by applicable law, from the first date of the breach until the earlier of (A) the date judicial relief is obtained by the Company or (B) the Company states in writing that it will seek no judicial relief for said violation.

7(d)

Reformation. If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable, by reason of being vague, unreasonable or excessively broad as to area, duration or scope of activity, this Section 7 shall be considered divisible and shall become and be immediately deemed amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and such court shall have the authority to revise or reform this Section 7 to be enforceable to the maximum extent permitted by law; and Lee agrees that this Section 7 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7(e)	Continuing Operation. The obligations under this Section 7 shall survive termination of Lee’s employment for any reason and the Term.

7(f)	Reasonableness of Restrictions. Lee specifically acknowledges and agrees that: (i) given the intensely competitive nature of the Competitive Business, the restrictions imposed upon Lee by this Section 7 and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and goodwill of the Company and its subsidiaries without unduly restricting Lee; (ii) Lee has developed and had access to and knowledge of, and during the Term will develop and have access to, Confidential Information of the Company; (iii) the direct or indirect disclosure of any Confidential Information to, or use of any Confidential Information by, existing or potential competitors of the Company or its subsidiaries would place the Company and its subsidiaries at a competitive disadvantage and would do damage to them; (iv) Lee is developing and will continue to develop client goodwill, through substantial investment by the Company and its subsidiaries, while working for the Company; (v) Lee’s engaging in any of the activities prohibited by this Section 7 constitutes improper appropriation and/or use of Confidential Information and/or goodwill; (vi) Lee’s association with the Company is expected to be critical to the success of the Company; (vii) the services to be rendered by Lee to the Company are of a special and unique character and, as the Chief Financial Officer of the Company, Lee will develop and have access to Confidential Information and client goodwill with respect to the Company as a whole; (viii) the Company and its subsidiaries operate globally; (ix) the non-competition and other restrictive covenants and agreements set forth in this Section 7 are fair and reasonable; (x) in light of the foregoing and of Lee’s education, skills, abilities and financial resources, Lee will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 7 would prevent Lee from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

7(g)	Remedies. Lee acknowledges that any violation of any of the covenants and agreements contained in this Section 7 may result in irreparable and continuing harm and damage to the Company and its subsidiaries which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, Lee agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Company and its subsidiaries shall be entitled to seek: (i) entry of an injunction enjoining such violation and/or requiring Lee to return all materials or other proprietary information of the Company and its subsidiaries and (ii) money damages insofar as they can be determined. In addition to, and without limiting, the foregoing, within five (5) days of a final determination by a court of competent jurisdiction that Lee has violated Section 7, Lee shall repay the Company 100% of any termination benefits pursuant to Section 9(e) hereto that Lee has received in cash as of and after the date of such violation and shall not be entitled to any further payments from the Company. Nothing in this Agreement shall be construed to prohibit the Company and its subsidiaries from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies that are not inconsistent are cumulative.

8.	Termination of Employment.

8(a)	Death. The Term and Lee’s employment hereunder shall terminate upon Lee’s death.

8(b)	By the Company. The Company may terminate the Term and Lee’s employment hereunder under the following circumstances:

(b)(i)	if Lee shall have been unable to perform all of his duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than six (6) consecutive months; or

(b)(ii)	if Lee engages in any conduct constituting “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following:

(ii)(A)	the commission of an act of fraud, dishonesty, misrepresentation or breach of trust;

(ii)(B)	the commission of a felony or any other offense involving moral turpitude;

(ii)(C)	a finding by any regulatory body or self-regulatory organization that Lee had, or had entered into a consent decree determining that Lee had, violated any regulatory requirement or rule of a self-regulatory organization;

(ii)(D)	the commission of an act constituting gross negligence or willful misconduct in Lee’s capacity as an employee or officer of the Company;

(ii)(E)	engaging in conduct tending to bring the Company or its affiliates into substantial public disgrace or disrepute;

(ii)(F)	the refusal by Lee to follow a written order of the Chairman of the Board or the Board, in so far as the request does not breach any federal, state or local law applicable to the Company or violate any policy or procedure adopted by the Company or any contract to which the Company is party; and

(ii)(G)	a determination by the Board in good faith that (1) the Company has not achieved at least 80% of the financial targets, established by the Company’s Board of Directors in consultation with Lee at the beginning of each fiscal year, for a period of 18 consecutive months or more, (2) the Company is required to restate its previously filed financial statements due to noncompliance with any reporting requirements to which the Company is subject with respect to any period commencing on or after the Effective Date (i.e., commencing in the second quarter of 2013), or (3) the Company failed to maintain reasonable financial or legal controls with respect to any period commencing on or after the Effective Date (i.e., commencing in the second quarter of 2013).

In addition, the Company may terminate Lee’s employment for “Cause” if the normal business operations of the Company are rendered commercially impractical as a consequence of an act of God, accident,

fire, labor controversy, riot or civil commotion, act of public enemy, law, enactment, rule, order, or any act of government or governmental instrumentality, failure of facilities, or other cause of a similar or dissimilar nature that is not reasonably within the control of the Company or which the Company could not, by reasonable diligence, have avoided.

8(c)	Other Terminations of Employment. Either the Company or Lee may terminate Lee’s employment for any reason other than the reasons specified in Sections 8(b) upon written notice to the other party as specified in Section 8(d).

8(d)	Notice of Termination.

(d)(i)	Any termination of Lee’s employment by the Company or Lee (other than pursuant to Section 8(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the Date of Termination, the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Lee’s employment under the provision so indicated.

(d)(ii)	For any termination of Lee’s employment by the Company pursuant to Section 8(b) or 8(c), the Company may give Notice of Termination at any time.

(d)(iii)	For Lee to terminate his employment pursuant to Section 8(c), he must provide three (3) months’ notice to the Company in a Notice of Termination.

(d)(iv)	Notwithstanding any other provision of this Agreement to the contrary, if Lee terminates his employment under Section 8(c), the Company, in its sole discretion, may accelerate the Date of Termination specified in the Notice of Termination, in which case Lee shall receive compensation and benefits pursuant to Section 9(d) without further payment with respect to the shortened notice period.

8(e)	Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if Lee’s employment is terminated by Lee’s death, the date of Lee’s death or (ii) if Lee’s employment is terminated for any other reason, the Date of Termination specified in the Notice of Termination (or such earlier date determined under Section 8(d)(iv)). Notwithstanding the previous sentence, in the case of a termination pursuant to Section 8(b)(ii), 8(c) or 8(d), if payments to Lee may be subject to Section 409A of the Code, the Date of Termination shall be no later than the date Lee experiences a “separation from service” as such term is defined under Section 409A of the Code.

9.	Compensation Upon Termination; Change in Control.

9(a)	If Lee’s employment is terminated by Lee’s death, the Company shall pay all Accrued Obligations to Lee’s estate, or as may be directed by the legal representatives of such estate, and the Company shall have no further obligations to Lee under this Agreement. “Accrued Obligations” shall mean the following: (1) the lump sum amount of any Base Salary accrued but unpaid through the Date of Termination, (2) the lump sum amount of any earned but unpaid annual bonus for periods with respect to which the performance period to earn such bonus has closed under the Company’s Executive Bonus plan, to the extent the conditions to earning such bonus have been satisfied, as determined by the Board, (3) the lump sum amount of any accrued but unused paid time off or sick pay in accordance with Company policy and applicable law, (4) the lump sum of any business expenses incurred which have been properly submitted for reimbursement in accordance with Company policy, but not reimbursed prior to the Date of Termination, (5) any other compensation or benefits which may be owed or provided to or in respect of Lee, paid or provided in accordance with the terms and provisions of the applicable benefit plans or programs of the Company, and (6) less any advances made to Lee. For all purposes of this Agreement, the cash payments payable to, or with respect to, Lee under clauses (1), (2) and (3) of the definition of Accrued Obligations shall be paid within ten (10) days of the Date of Termination or, if earlier, in accordance with applicable law.

9(b)	If the Company terminates Lee’s employment as provided in Section 8(b)(i) hereof, Lee shall be paid all Accrued Obligations and the Company shall have no further obligations to Lee under this Agreement.

9(c)	If the Company terminates Lee’s employment for Cause as provided in Section 8(b)(ii) hereof, the Company shall pay Lee all Accrued Obligations and the Company shall have no further obligations to Lee under this Agreement

9(d)	If Lee terminates his employment as provided in Section 8(c), (i) the Company shall pay to Lee all Accrued Obligations and (ii) Lee will be entitled to receive his Base Salary and use the company car (if applicable) until the Date of Termination, and the Company shall have no further obligations to Lee under this Agreement.

9(e)	If the Company terminates Lee’s employment as provided in Section 8(c), (i) the Company shall pay or provide to Lee all Accrued Obligations and (ii) Lee shall be eligible to receive termination benefits in accordance with the terms and conditions set forth in Schedule 9(e) and the Company shall have no further obligations to Lee under this Agreement.

9(f)	Mitigation. Lee shall not be required to mitigate amounts payable pursuant to Section 9(a) through Section 9(e) hereof by seeking other employment; provided, however, that any sums earned by Lee pursuant to any subsequent employment shall be offset against any remaining obligation the Company may have to pay by virtue of termination of employment under this Agreement and, further provided that, the Company’s obligation to continue to provide Lee with benefits pursuant to Section 9(e), above, shall cease if Lee becomes eligible to participate in benefit plans or otherwise receive employer-provided benefits substantially similar to those provided for in this Agreement as a result of Lee’s employment during the period that Lee is entitled to such fringe benefits. Lee must provide prompt notice to the Company upon acceptance of any subsequent employment that may impose an offset or cessation under this Section 9(f).

9(g)	Change in Control.

(g)(i)	Qualifying CIC Termination. If, during the CIC Provisions Effective Period, Lee’s employment is terminated under conditions constituting a Qualifying CIC Termination:

(i)(A)	the Company shall pay or provide to Lee, as the case may be, the Accrued Obligations;

(i)(B)	Lee shall be eligible to receive Qualifying CIC Termination benefits in accordance with the terms and conditions set forth in Schedule 9(g)(i) and the Company shall have no further obligations to Lee under this Agreement; and

(i)(C)	notwithstanding anything in this Agreement to the contrary, if Lee is eligible for any payment under Section 9(e) of this Agreement as well as under this Section 9(g)(i), then Lee shall be paid only amounts under this Section 9(g)(i) and any potential payments under Section 9(e) shall be disregarded.

(g)(ii)	“Change in Control” shall mean:

(ii)(A)

the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than (1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or (2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, (3) an acquisition of voting securities pursuant to a transaction described in clause (ii)(C) below that would not be a Change in Control under clause (ii)(C) or (4) an acquisition of voting securities by Roust Trading Ltd. or any of its affiliates (“RTL”); provided, however, that neither of the following events shall constitute an “acquisition” by any person or group for purposes of this clause (ii)(A): (x) a change in the voting power of the Company’s voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Certificate of Incorporation, or (y) an acquisition of the Company’s securities by the Company which, either alone or in combination only with the other event, causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)(B)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or by RTL shall be considered as though such individual were a member of the Incumbent Board;

(ii)(C)

the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (2) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and (3) after which no person or group other than RTL beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii)(C) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company and the other entity prior to the consummation of the transaction; or

(ii)(D)	a liquidation or dissolution of the Company.

For purposes of clause (ii)(A) of this definition of Change in Control, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (ii)(C) of this definition of Change in Control, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(g)(iii)	“CIC Period” means the period beginning on the date an event that constitutes a Change in Control occurs and ending on the ninetieth (90th) calendar date after such date.

(g)(iv)	“Qualifying CIC Termination” shall mean, during the CIC Period, the termination of Lee’s employment by the Company without Cause or the termination of Lee’s employment by Lee for a CIC Good Reason.

(g)(v)	“CIC Good Reason” shall mean the continued failure of the Company to cure within thirty (30) days after written notice describing the nature of such continued failure has been given to the Company by Lee within ninety (90) days of the occurrence of any of the following: (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement; (ii) a material reduction in the scope of the Lee’s responsibilities and duties for the Company; (iii) the relocation of Lee’s employment to a facility or a location more than thirty (30) miles from his then present location and more than thirty (30) miles from his then present residence, without his consent; or (iv) a material reduction (being defined as more than 20%) in Lee’s Base Salary.

(g)(vi)	Except as otherwise provided in this Section 9(g) and notwithstanding any provision of the Agreement to the contrary, this Section 9(g) shall be effective during the Term (such period, the “CIC Provisions Effective Period”). This Section 9(g) shall terminate and be of no further force or effect prior to the expiration of the CIC Provisions Effective Period upon a termination of Lee’s employment with the Company if such termination does not constitute a Qualifying CIC Termination.

9(h)	Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligations to Lee pursuant to this Section 9 (other than with respect to the Accrued Obligations), as applicable, upon Lee’s termination of employment shall be conditioned upon Lee’s execution and the irrevocability of a release in the form of the Company’s standard release.

10.	Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

Central European Distribution Corporation
ul. Bobrowiecka 6
00-728 Warsaw, Poland
Telecopier:	48 22 488 34 10
Attention:	Grant Winterton
Chief Executive Officer

If to Lee:

the most recent address on file with the Company

Or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.	Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12.	Survival.

It is the express intention and agreement of the parties hereto that the provisions of Section 7 hereof shall survive the termination of the Term and Lee’s employment hereunder. In addition, all obligations of the Company to make payments hereunder shall survive any termination of the Term and Lee’s employment hereunder on the terms and conditions set forth herein.

13.	Assignment.

The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation. The Company shall be obligated, upon a Change in Control, to assign all obligations and rights under this Agreement to any successor in interest to the Company and to have such successor in interest assume such obligations and rights.

14.	Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

15.	Amendment Waiver.

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder .

16.	Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

17.	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

18.	Consent to Jurisdiction.

Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the state or federal courts located in the State of Delaware, and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and applicable appellate courts. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

19.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

20.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21.	Parachute Tax.

Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, award, benefit or distribution by the Company (or any of its affiliated entities) or by any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Lee (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and if it shall also be determined that, by reducing the Payments to a present value (as calculated in accordance with Section 280G of the Code) that is one dollar less than the Safe Harbor Amount (as hereinafter defined), Lee would receive a larger after-tax benefit from the Payments than if such reduction had not occurred, the Payments shall be reduced so as to have a present value that is one dollar less than the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments or benefits provided under Section 9(g)(i) before reducing the other payments under this Agreement or otherwise; thereafter any such reduction shall be made to other cash payments to which Lee is entitled. For purposes of this Section 21, “Safe Harbor Amount” shall mean the greatest amount that could be paid to Lee such that the receipt of Payments would not give rise to any Excise Tax. All determinations required to be made under this Section 21 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Lee within fifteen (15) business days of the receipt of notice from Lee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

22.	Section 409A.

It is intended that this Agreement will comply with Section 409A of the Code, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Agreement, and except as otherwise provided in this Agreement, if a payment or benefit is to be paid upon Lee’s Date of Termination or termination, then such payment shall be delayed until Lee has experienced a “separation from service” (as such term is defined under Section 409A of the Code); provided, however, that if a payment or benefit is considered to be a deferral of compensation subject to Section 409A of the Code and Lee is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Lee’s “separation from service” (as such term is defined in U.S. Treasury Regulations issued under Section 409A of the Code), or (b) the date of Lee’s death (the “Delay Period”). As soon as practicable following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Lee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Lee that would not be required to be delayed if the premiums therefore were paid by Lee, Lee shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay Lee an amount equal to the amount of such premiums paid by Lee during the Delay Period within thirty (30) days after the conclusion of such Delay Period.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Grant Winterton

Name:	Grant Winterton

Title:	C.E.O. CEDC

LEE

/s/ Ryan Lee

Name:	Ryan Lee

SCHEDULES

TO THE

EMPLOYMENT AGREEMENT

BETWEEN

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

AND

RYAN LEE

Schedule 5(a) — Base Salary

During the Term, Lee’s Base Salary will be US$ 450,000 gross annually.

Schedule 5(b) — Cash Bonus

Lee will be eligible to receive a yearly cash bonus after the closing of each fiscal year equal to 100% of his Base Salary (“Yearly Cash Bonus”). Such bonus shall be paid no later than March 15th or the issuance of the audit opinion by the auditors of the company of the calendar year following the calendar year in which the services relating to such bonus are performed by Lee.

The conditions for earning a Yearly Cash Bonus will be based upon the achievement of project and financial targets to be established by the Company’s Board of Directors in consultation with Lee at the beginning of each fiscal year. Financial targets should be established no later than 31st March each calendar year for the respective fiscal year, with the exception of the year 2013 where the deadline is April 30th. Failure to set such targets constitutes a breach of contract. These targets may be changed only upon mutual consent of Lee and the Board or such committee as the Board appoints.

The financial target portion of the Yearly Cash Bonus will be earned on a sliding scale, as follows:

i.	less than 92.5% achievement of financial targets- no Yearly Cash Bonus paid;

ii.	92.5% - 100% achievement of financial targets — between 50% and 100% of the Yearly Cash Bonus paid (on a pro rata basis);

iii.	100% - 105% achievement of financial targets – between 100% and 120% of the Yearly Cash Bonus paid;

iv.	105% - 110% achievement of financial targets - between 120% and 150% of the Yearly Cash Bonus paid;

v.	over 110% achievement of financial targets - 150% of the Yearly Cash Bonus paid.

The project target portion of the Yearly Cash Bonus will be earned based on a good faith assessment of the achievement of the project targets by the Company’s Board of Directors and Operations Committee in consultation with Lee.

In the event that Lee and the Company do not renew this contract on 30th June 2015 the Bonus for the Year 2015 will vest on a pro rata basis against performance targets.

Schedule 5(c) — Equity Bonus

Lee will be eligible to receive an equity bonus in the form of restricted stock units on January 1st of each year during the Term (the “RSU Bonus”) as described below.

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Lee will be eligible to receive performance-based restricted stock units (the “Performance Based RSUs”) with a value of US$ 266,667 (such value to be determined as of January 1 of 2013 and of each successive year during the Term). Subject to Lee’s continued employment through the vesting date, the Performance Based RSUs will vest on the first anniversary of the date of grant, based on the achievement of financial targets aimed towards Company value creation and in line with the Company’s shareholders’ interests (the “Targets”). The Performance Based RSUs will vest on a sliding scale, as follows:

i.	less than 92.5% achievement of Targets- 0% of the Performance Based RSUs vest;

ii.	92.5% - 100% achievement of Targets — between 50% and 100% of the Performance Based RSUs vest (on a pro rata basis);

iii.	100% - 105% achievement of Targets - between 100% and 120% of the Performance Based RSUs vest;

iv.	105% - 110% achievement of Targets - between 120% and 150% of the Performance Based RSUs vest;

v.	over 110% achievement of Targets - 150% of the Performance Based RSUs vest.

Lee will also be eligible to receive time based restricted stock units (the “Time Based RSUs”) with a value of US$ 133,333 (such value to be determined as of January 1 of each year during the Term). Subject to Lee’s continued employment through the vesting date, 1/3rd of the Time Based RSUs will vest on the first anniversary of the date of grant; 1/3rd of the Time Based RSUs will vest on the second anniversary of the date of grant; and the remaining 1/3rd of the Time Based RSUs will vest on the third anniversary of the date of grant. In the event that Lee and the Company do not renew this contract on 30th June 2015 the grant for the Year 2015 will vest on a pro rata basis.

All RSUs will be granted pursuant to the terms and conditions of CEDC’s Stock Incentive Plan which may be amended from time to time provided that any such amendment shall not change the total value of the RSU Bonus agreed in this Agreement. In the event of a stock split, reverse split, combination of shares, exchange of shares or stock dividend, the number of shares for which awards are outstanding but not yet vested shall be equitably adjusted pursuant to the terms and conditions of CEDC’s Stock Incentive Plan, provided, however that in the event that the Company ceases trading its shares on a stock exchange, the parties agree that the equity awards referenced in this Section 5(c) shall be paid to Lee in cash with the same restriction periods and performance levels as set forth in Schedule 5(c).

Schedule 5(d) — Fringe Benefits

The Company will reimburse Lee for the cost of flights each year, roundtrip to Cyprus for an amount of US $20,000, Rental expenses for Lee’s flat will be paid of US$ 96,000 per year (which shall be paid to Lee in a monthly payment equal to US $8,000) effective and inclusive from January 2013. Lee will be provided with or reimbursed for health insurance coverage for Lee, his wife and his children in the total fee range up to a maximum of US$ 20’000 per year. The Company will reimburse Lee for the schooling of his 2 children with a total fee up to a maximum of € 46,000. Payment will be effected no later than May 31st each calendar year the first payment will be effective May 2013. Lee will be provided with a company paid car and driver (according to the Company’s car policy), as well as a Company-issued phone and laptop. The amounts referred to above in this Schedule 5(d) are net amounts. The Company will reimburse all those amounts upon presentation of the related expense claims and receipts or such other documentation as may be required in accordance with the Company’s expense reimbursement policy (with the exception of the rental expenses) as in effect from time

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to time. Lee will be entitled to thirty (30) business days of paid vacation per calendar year. In addition, Lee will be permitted to work from Cyprus for a period of two (2) weeks per calendar year, at Lee’s sole expense.

Schedule 9(e) — Termination Benefits

If the Company terminates Lee’s employment other than for Cause, disability or death, and such termination does not constitute a Qualifying CIC Termination, then the following will apply:

i.	Lee will be paid a lump sum payment in an amount equal to [1.5] times his Base Salary. Such payment will be made within 30 days following the Date of Termination;

ii.	Lee will receive a bonus in cash equal to [50]% of the Yearly Cash Bonus applicable in the relevant year as described in Schedule 5(b) above, under the assumption that [92.5]% of the Targets for the relevant year is achieved;

iii.	All of Lee’s unvested Time-Based RSUs will be forfeited;

iv.	All of Lee’s unvested Performance-Based RSUs will vest immediately under the assumption that [92.5]% of the Targets as described in Schedule 5(c) above for the relevant year is achieved; and

v.	Lee’s housing, car and driver allowance will continue to be paid for [6] months following the Date of Termination.

Schedule 9(g)(i) - Qualifying CIC Termination Benefits

If, during the CIC Provisions Effective Period, Lee terminates his employment under conditions constituting a Qualifying CIC Termination, then the following will apply:

i.	Lee will be paid his remaining Base Salary for the remainder of the Term;

ii.	Lee will receive a bonus in cash equal to [50]% of the Yearly Cash Bonus applicable in the relevant year as described in Schedule 5(b) above, under assumption that [92.5]% of the Targets for the relevant year is achieved;

iii.	All of Lee’s unvested Time-Based RSUs will be forfeited;

iv.	All of Lee’s unvested Performance-Based RSUs will vest immediately under the assumption that [92.5]% of the Targets as described in Schedule 5(c) above for the relevant year is achieved; and

v.	Lee’s housing, car and driver allowance will continue to be paid for [6] months following the Date of Termination.

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